Exhibit 10.3.8

SPECIAL AMENDMENT

TO THE

TELEFLEX 401(k) SAVINGS PLAN

Background Information

A.

Teleflex Incorporated (“Company”) previously adopted and maintains the Teleflex 401(k) Savings Plan (“Plan”) for the benefit of its eligible employees and the eligible employees of its affiliated entities that have elected to participate in the Plan and their beneficiaries.

B.	The Company, as sponsor of the Plan, filed a determination letter application for the Plan with the Internal Revenue Service on January 29, 2010.
C.	The Financial Benefit Plans Committee (“Committee”) is authorized to amend the Plan in accordance with its charter and bylaws.
D.	The Committee desires to amend the Plan to incorporate various changes requested by the Internal Revenue Service as a condition for obtaining a favorable determination letter.
E.	Section 13.02 of the Plan authorizes the Committee to amend the Plan in accordance with its charter and bylaws.
F.

The Committee previously authorized the appropriate directors, officers or employees of the Company, or other authorized representatives so designated by the Company to secure a favorable determination letter from the Internal Revenue Service for the Plan, including, without limitation, the adoption and execution of any amendment to the Plan required by the Internal Revenue Service, as prepared with advice of counsel to the Company.

Special Amendment to the Plan

The Plan is hereby amended as follows:
1.	The first sentence of Section 1.09 of the Plan, “Catch-Up Contributions,” is hereby amended in its entirety to read as follows:

“For each calendar year, the pre-tax contributions made to the Plan by a Participating Employer in accordance with and subject to the limitations of Section 414(v) of the Code at the election of a Participant who has reached age 50 before the close of the taxable year.”

2.	Section 1.24 of the Plan, “ESOP Loan,” is hereby amended in its entirety to read as follows:

“A loan made to the ESOP portion of the Plan by a disqualified person or a loan to the ESOP portion of the Plan which is guaranteed by a disqualified person.  An ESOP Loan includes a direct loan of cash, a purchase-money transaction, and an assumption of the obligations of the ESOP portion of the Plan. “Guarantee” includes an unsecured guarantee and the use of assets of a disqualified person as collateral for a loan, even though the use of assets may not be guaranteed under applicable state law.  An amendment of an ESOP Loan in order to qualify as an exempt loan is not a refinancing of the ESOP Loan or the making of another ESOP loan.

Any ESOP Loan must be made without recourse against the Plan and only the ESOP Stock acquired with the proceeds of an ESOP Loan or prior ESOP Loan repaid with the proceeds of an ESOP Loan may be given as collateral on an ESOP Loan.”

3.	Section 1.25 of the Plan, “ESOP Stock,” is hereby amended in its entirety to read as follows:

“Common stock issued by the Company which is readily tradable on an established securities market.  If there is no common stock which meets the requirements of the prior sentence, the ESOP Stock is the common stock issued by the Company (or by a corporation which is a member of the same controlled group) having a combination of voting power and dividend rights equal to or in excess of (A) that class of common stock of the Company (or of any other such corporation) having the greatest voting power, and (B) that class of common stock of the Company (or of any other such corporation) having the greatest dividend rights.”

4.	The first sentence of Section 3.02.B. of the Plan, “Catch-Up Contributions,” is hereby amended in its entirety to read as follows:

“Effective for contributions made on or after January 1, 2002, each Participant who is eligible to make Elective Deferral Contributions under this Plan and who has or will attain at least age 50 before the close of the taxable year shall be eligible to defer an additional amount of his Compensation for such Plan Year (known as “Catch-up Contributions”), which such amount shall not exceed the dollar amount prescribed in Code Section 414(v) (e.g., $3,000 in 2004 and $5,500 in 2009).”

5.	Section 3.02.D.4., Correction of Excess Compensation Deferrals and Excess Elective Deferrals,” is hereby amended in its entirety to read as follows:

“In the case of a distribution of Excess Compensation Deferrals and Excess Elective Deferrals, a Participant may designate the extent to which the excess amount is composed of pre-tax Elective Deferral Contributions and Roth Elective Deferral Contributions but only to the extent such types of contributions were made for the Plan Year.  If the Participant does not designate which type of Elective Deferral Contributions are to be distributed, the Plan will distribute pre-tax Elective Deferral Contributions first.”

6.	The following new section 3.16.D. is hereby added to the Plan:

“At the time that an ESOP Loan is made, the interest rate for the ESOP Loan and the price of ESOP Stock to be acquired with the ESOP Loan proceeds should not be such that the Plan assets might be drained off.”

7.	The following new section 3.16.E. is hereby added to the Plan:
“No person entitled to payment under an ESOP Loan shall have any right to assets of the Plan other than:
1.	Collateral given for the ESOP Loan;
2.	Contributions (other than contributions of ESOP Stock) that are made under the Plan to meet its obligations under the ESOP Loan; and
3.	Earnings attributable to such collateral and the investment of such contributions.”
8.	The following new section 3.16.F. is hereby added to the Plan:

“The payments made with respect to an ESOP Loan by the Plan during a Plan Year must not exceed an amount equal to the sum of such contributions and earnings received during or prior to the year less such payments in prior years.  In addition, such contributions and earnings must be accounted for separately in the books of account of the Plan until the ESOP Loan is repaid.”

9.	Section 3.19 of the Plan, “Unallocated ESOP Stock Account,” is hereby amended by adding the following new second paragraph:

“In the event of default of an ESOP Loan, the value of Plan assets transferred in satisfaction of the ESOP Loan must not exceed the amount of default.  Further, if the lender with respect to the ESOP Loan is a disqualified person, the assets transferred cannot exceed the payment schedule of the ESOP Loan.”

10.	Section 4.03 of the Plan, “Forfeiture Occurs,” is hereby amended by adding the following new last sentence to the end thereof:
“If a portion of a Participant’s Account is forfeited, ESOP Stock must be forfeited only after other assets.”
11.	Section 10.01 of the Plan, “Allocation of Responsibility Among Fiduciaries for Plan and Trust Administration,” is hereby amended by adding the following new last sentence to the end thereof:
“The Plan is prohibited from obligating itself to acquire securities from a particular security holder at an indefinite time determined upon the happening of an event such as the death of the holder.”
12.	All other terms and provisions of the Plan shall remain unchanged.

TELEFLEX INCORPORATED

By:	/s/ Douglas R. Carl
Date:	December 12, 2013

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